Citigroup Global Markets Holdings Inc.	May 16, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019—USNCH2422 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Enhanced Barrier Digital Securities Linked to Brent Crude Oil Futures Due June 4, 2020

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of the underlying specified below from the initial underlying value to the final underlying value.

▪	The securities offer the potential for a digital (fixed) return at maturity so long as the final underlying value is not less than the final barrier value specified below. However, if the final underlying value is less than the final barrier value, you will have full downside exposure to the negative performance of the underlying and will lose 1% of the stated principal amount of your securities for every 1% by which the final underlying value is less than the initial underlying value. There is no minimum payment at maturity. In no event will investors in the securities participate in any appreciation of the underlying beyond the digital return provided by the securities.

▪	In order to obtain the modified exposure to the underlying that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and pays no interest and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	The first nearby month futures contract for Brent crude oil (Bloomberg ticker: CO1) traded on ICE Futures Europe or, on any day that falls on the last trading day of such contract (all pursuant to the rules of ICE Futures Europe), the second nearby month futures contract for Brent crude oil (Bloomberg ticker: CO2) traded on ICE Futures Europe
Stated principal amount:	$1,000 per security
Pricing date:	May 16, 2019
Issue date:	May 21, 2019. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation dates:	May 26, 2020, May 27, 2020, May 28, 2020, May 29, 2020 and June 1, 2020, each subject to postponement as described in this pricing supplement
Maturity date:	June 4, 2020, subject to postponement as described in this pricing supplement
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive the following amount in U.S. dollars:

▪   If the final underlying value is greater than or equal to the final barrier value: $1,000 + digital return amount

▪   If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × underlying return)

If the final underlying value is less than the final barrier value, you will have full downside exposure to the negative underlying return and your payment at maturity will be significantly less than the stated principal amount of your securities. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, and up to all, of your investment.

Initial underlying value:	$72.62, the underlying settlement price on the pricing date
Final underlying value:	The arithmetic average of the underlying settlement prices on each of the five final valuation dates
Final barrier value:	$44.298, 61% of the initial underlying value
Digital return amount:	$80.00 per security (representing a digital return equal to 8.00% of the stated principal amount)
Underlying return:	(i) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
Underlying settlement price:	On any day, the official settlement price per barrel on ICE Futures Europe of the first nearby month futures contract for Brent crude oil (or if that day falls on the last trading day of such futures contract (all pursuant to the rules of ICE Futures Europe), then the second nearby month futures contract for Brent crude oil), stated in U.S. dollars, as made public by ICE Futures Europe and displayed on the Bloomberg Professional® service (“Bloomberg”) under the symbol “CO1” or “CO2,” as applicable (or on any successor page), on that day
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17326YAT3 / US17326YAT38
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal

Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer
Per security:	$1,000.00	$10.00	$990.00
Total:	$4,000,000.00	$40,000.00	$3,960,000.00

(1) On the date of this pricing supplement, the estimated value of the securities is $980 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $990.00 per security.

(3) CGMI will receive an underwriting fee of $10.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the following hyperlink: Prospectus Supplement and Prospectus, each dated May 14, 2018

The securities are not futures contracts and are offered pursuant to an exemption from regulation under the Commodity Exchange Act. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical underlying returns.

Enhanced Barrier Digital Securities Payment at Maturity Diagram

■ The Securities	■ The Underlying

The table below and the examples that follow illustrate various hypothetical payments at maturity on the securities assuming various hypothetical final underlying values. Your actual payment at maturity per security will depend on the actual final underlying value and may differ substantially from the examples shown. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis.

The table and examples below assume a hypothetical initial underlying value of $100.00 and a hypothetical final barrier value of $61.00 and do not reflect the actual initial underlying value or final barrier value. For the actual initial underlying value and final barrier value, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value and final barrier value, and not the hypothetical values indicated below.

Hypothetical Final Underlying Value	Hypothetical Underlying Return	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(1)
$200.00	100.00%	$1,080.00	8.00%
$190.00	90.00%	$1,080.00	8.00%
$180.00	80.00%	$1,080.00	8.00%
$170.00	70.00%	$1,080.00	8.00%
$160.00	60.00%	$1,080.00	8.00%
$150.00	50.00%	$1,080.00	8.00%
$140.00	40.00%	$1,080.00	8.00%

Citigroup Global Markets Holdings Inc.

$130.00	30.00%	$1,080.00	8.00%
$120.00	20.00%	$1,080.00	8.00%
$110.00	10.00%	$1,080.00	8.00%
$105.00	5.00%	$1,080.00	8.00%
$100.00	0.00%	$1,080.00	8.00%
$90.00	-10.00%	$1,080.00	8.00%
$80.00	-20.00%	$1,080.00	8.00%
$70.00	-30.00%	$1,080.00	8.00%
$61.00	-39.00%	$1,080.00	8.00%
$60.99	-39.01%	$609.90	-39.01%
$50.00	-50.00%	$500.00	-50.00%
$40.00	-60.00%	$400.00	-60.00%
$30.00	-70.00%	$300.00	-70.00%
$20.00	-80.00%	$200.00	-80.00%
$10.00	-90.00%	$100.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

(1) The hypothetical total return on securities at maturity is equal to (i) the hypothetical payment at maturity per security minus the $1,000 stated principal amount per security, divided by (ii) the $1,000 stated principal amount per security.

Example 1—Upside Scenario A. The hypothetical final underlying value is $105.00 (an approximately 5.00% increase from the hypothetical initial underlying value), which is greater than the hypothetical final barrier value.

Payment at maturity per security = $1,000 + digital return amount = $1,080.00

In this scenario, because the underlying appreciated from the hypothetical initial underlying value to the hypothetical final underlying value, your total return at maturity would be equal to the digital return.

Example 2—Upside Scenario B. The hypothetical final underlying value is $150.00 (a 50.00% increase from the hypothetical initial underlying value), which is greater than the hypothetical final barrier value.

Payment at maturity per security = $1,000 + digital return amount = $1,080.00

In this scenario, because the underlying appreciated from the hypothetical initial underlying value to the hypothetical final underlying value, your total return at maturity would be equal to the digital return. As this example illustrates, your potential return on the securities will be limited to the digital return, even if the digital return is less than the underlying return.

Example 3—Upside Scenario C. The hypothetical final underlying value is $95.00 (a 5.00% decrease from the hypothetical initial underlying value), which is greater than the hypothetical final barrier value.

Payment at maturity per security = $1,000 + digital return amount = $1,080.00

In this scenario, because the hypothetical final underlying value is greater than the hypothetical final barrier value, you would receive a total return at maturity equal to the digital return, even though the final underlying value is less than the initial underlying value.

Example 4—Downside Scenario. The hypothetical final underlying value is $25.00 (a 75.00% decrease from the hypothetical initial underlying value), which is less than the hypothetical final barrier value.

Payment at maturity per security   = $1,000 + ($1,000 × -75%)

= $1,000 + -$750

   = $250.00

Because the hypothetical final underlying value decreased from the hypothetical initial underlying value by more than 39.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities. You should read the risk factors below together with the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

■	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying from the initial underlying value

Citigroup Global Markets Holdings Inc.

to the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of the securities for every 1% by which the final underlying value is less than the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

■	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

■	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the digital return. The return on the underlying from the initial underlying value to the final underlying value may significantly exceed the digital return. Accordingly, your return on the securities may be significantly less than the performance of the underlying from the initial underlying value to the final underlying value.

■	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

■	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

■	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

■	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

■	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

■	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

Citigroup Global Markets Holdings Inc.

■	The value of your securities prior to maturity will fluctuate based on many unpredictable factors. Prior to maturity, the value of your securities will fluctuate based on the underlying settlement price at that time and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Underlying settlement price. We expect that the value of the securities at any time prior to maturity will depend substantially on the underlying settlement price at that time. If the underlying settlement price decreases following the pricing date, the value of your securities will also likely decline, perhaps significantly. Even at a time when the underlying settlement price is greater than the final barrier value, the value of your securities may nevertheless be significantly less than the stated principal amount of your securities because of expectations that the underlying settlement price will continue to fluctuate over the term of the securities, among other reasons.

▪	Volatility of the underlying settlement price. Volatility refers to the magnitude and frequency of changes in the underlying settlement price over any given period. Any increase in the expected volatility of the underlying settlement price may adversely affect the value of the securities.

▪	Interest rates. We expect that the value of the securities will be affected by changes in U.S. interest rates. In general, an increase in U.S. interest rates is likely to adversely affect the value of the securities.

▪	Time remaining to maturity. At any given time, the value of the securities may reflect a discount based on the amount of time then remaining to maturity, which will reflect uncertainty about the change in the underlying settlement price over that period.

▪	Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of either entity may adversely affect the value of the securities.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the securities attributable to one or more of the other factors.

■	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

■	If a commodity hedging disruption event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment. See “Additional Terms of the Securities—Commodity Hedging Disruption Event” in this pricing supplement for information about the events that may constitute a commodity hedging disruption event. If a commodity hedging disruption event occurs, we may redeem the securities prior to the maturity date for an amount equal to the early redemption amount determined as of the early redemption valuation date. The early redemption amount will be determined in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining secondary market bid prices for the securities and similar instruments, subject to the exceptions and more detailed provisions set forth under “Additional Terms of the Securities—Commodity Hedging Disruption Event” below. As discussed above, any secondary market bid price is likely to be less than the issue price and, absent favorable changes in market conditions and other relevant factors, is also likely to be less than the estimated value of the securities set forth on the cover page of this pricing supplement. Accordingly, if a commodity hedging disruption event occurs, there is a significant likelihood that the early redemption amount you receive will result in a loss on your investment in the securities. Moreover, in determining the early redemption amount, the calculation agent will take into account the relevant event that has occurred, and that event may have a significant adverse effect on the underlying commodity markets and/or commodity markets generally, resulting in an early redemption amount that is significantly less than the amount you paid for your securities. You may lose up to all of your investment.

The early redemption amount may be significantly less than the amount you would have received had we not elected to redeem the securities and had you been able instead to hold them to maturity. For example, the early redemption amount may be determined during a market disruption that has a significant adverse effect on the early redemption amount. That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the securities been determined on the scheduled final valuation dates rather than on the early redemption valuation date, you might have achieved a significantly better return.

■	The calculation agent may make discretionary determinations in connection with a commodity hedging disruption event and the early redemption amount that could adversely affect your return upon early redemption. The calculation agent will be required to exercise discretion in determining whether a commodity hedging disruption event has occurred. If the calculation agent determines that a commodity hedging disruption event has occurred and as a result we elect to redeem the securities upon the occurrence of a commodity hedging disruption event, you may incur a significant loss on your investment in the securities.

In addition, the calculation agent has broad discretion to determine the early redemption amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner. The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the securities. Under the terms of the securities, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in a significant loss to you on your investment in the securities.

Citigroup Global Markets Holdings Inc.

■	The securities provide exposure to Brent crude oil futures and not direct exposure to crude oil. The price of a crude oil futures contract reflects the expected value of crude oil upon delivery in the future, whereas the spot price of crude oil reflects the immediate delivery value of crude oil. A variety of factors can lead to a disparity between the expected future price of crude oil and the spot price at a given point in time, such as the cost of storing crude oil for the term of the futures contract, interest charges incurred to finance the purchase of crude oil and expectations concerning supply and demand for crude oil. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price movements of the spot price may not be reflected in the futures market (and vice versa).

In addition, the difference between a futures price and a spot price is typically greater the longer the remaining term of the futures contract (in other words, futures prices converge toward spot prices as the expiration of the futures contract nears). As a result, the underlying settlement price on the final valuation dates will be influenced in part by how much time remains to expiration of the Brent crude oil futures on the final valuation dates. Had the final valuation dates occurred with a different length of time remaining to expiration of the Brent crude oil futures, your return on the securities might have been more favorable.

■	Investments linked to commodities are subject to sharp fluctuations in settlement prices. Investments, such as the securities, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and commodity futures over short periods of time for a variety of reasons, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and commodity futures. These factors may affect the underlying settlement price and the value of the securities in varying and potentially inconsistent ways. As a result of these or other factors, the underlying settlement prices may be, and recently have been, highly volatile.

■	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The securities are not linked to a diverse basket of commodities or a broad-based commodity index. Instead, the securities are linked to Brent crude oil futures. The underlying settlement price may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked solely to Brent crude oil futures, they carry greater risk and may be more volatile than securities linked to the prices of a larger number of commodities or a broad-based commodity index.

■	The market price of Brent crude oil futures will affect the value of the securities. The price of Brent crude oil futures is primarily affected by the demand for and supply of Brent crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally highly volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil-producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by OPEC and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Brent crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

■	Brent crude oil futures prices differ from other benchmark measures of crude oil prices. In particular, the Brent crude oil futures prices referenced by the securities differ from NYMEX light sweet crude oil futures. Brent crude oil futures may be more indicative of European and Asian crude oil prices, while NYMEX light sweet crude oil futures may be more indicative of the North American market for crude oil. Events and circumstances specific to the market for Brent crude oil may have a negative impact on Brent crude oil futures without necessarily having a significant effect on NYMEX light sweet crude oil futures prices. The performance of Brent crude oil futures over the term of the securities may differ significantly from, and may be significantly less favorable than, the performance of NYMEX light sweet crude oil futures.

■	Futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets and may be affected by economic conditions in Europe and Asia. Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets, they will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the underlying settlement price and, therefore, the securities.

■	There are risks relating to the underlying settlement price being determined by ICE Futures Europe. Futures contracts on Brent crude oil are traded on ICE Futures Europe. The underlying settlement price will be determined by reference to the official settlement price per barrel on ICE Futures Europe of the first nearby month futures contract for Brent crude oil (or, in some circumstances, the second nearby month futures contract for Brent crude oil), stated in U.S. dollars, as made public by ICE Futures Europe and displayed on the applicable Bloomberg page. Investments in securities linked to the value of commodity futures contracts that are traded on non-U.S.

Citigroup Global Markets Holdings Inc.

exchanges, such as ICE Futures Europe, involve risks associated with the markets in foreign countries, including risks of volatility in those markets and governmental intervention in those markets.

■	A decision by ICE Futures Europe to increase margin requirements for Brent crude oil futures contracts may affect the underlying settlement price. If ICE Futures Europe increases the amount of collateral required to be posted to hold positions in the futures contracts on Brent crude oil (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the underlying settlement price to decline significantly.

■	Changes in exchange methodology may affect the value of your securities. The underlying settlement price will be determined by reference to the price determined by ICE Futures Europe. ICE Futures Europe may from time to time change any rule or bylaw or take emergency action under its rules, any of which could adversely affect the underlying settlement price and, in turn, your investment in the securities.

■	Legal and regulatory changes could adversely affect the return on and value of the securities. Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect the underlying settlement price. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), may have a substantial adverse effect on the value of your securities. Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission on December 5, 2016 proposed rules to establish position limits that will apply to 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits would apply to a person’s combined position in futures, options, and swaps on the same underlying commodity. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on your payment at maturity.

■	Holders of the securities will not benefit from regulatory protections of the Commodity Futures Trading Commission. The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell the underlying for the benefit of the holders of securities. An investment in the securities does not constitute an investment in, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

■	Investing in the securities is not equivalent to investing in Brent crude oil futures. The return on the securities will not reflect the return you would realize if you actually owned Brent crude oil futures. You will not have any entitlement to crude oil by virtue of your investment in the securities.

■	Distortions or disruptions of market trading in Brent crude oil futures could adversely affect the value of and return on the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the underlying settlement price and, therefore, the value of and return on the securities. In addition, if a scheduled final valuation date is not a scheduled trading day or is a disrupted day, that final valuation date will be subject to postponement, as described under “Additional Terms of the Securities” in this pricing supplement. If a final valuation date is a disrupted day and it is not postponed, the calculation agent will determine the underlying settlement price on that final valuation date in its discretion. The calculation agent’s determination of the underlying settlement price in this circumstance may result in an unfavorable return on the securities.

■	The payment at maturity on the securities is based on the arithmetic average of the underlying settlement price on the five final valuation dates. As a result, you are subject to the risk that the underlying settlement price on those five final valuation dates will result in a less favorable return than you would have received had the final underlying value been based on the underlying settlement price on other days during the term of the securities. If you had invested directly in the underlying, or in another instrument linked to the underlying that you could liquidate for full value at a time selected by you, you might have achieved better returns. In addition, because the final underlying value is based on the average over the five final valuation dates, your return on the securities may be less favorable than it would have been if it were based on the underlying settlement price on only one of those five final valuation dates.

■	The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the securities. CGMI, the calculation agent for the securities, is an affiliate of ours and will determine the underlying settlement price on the final valuation dates and the amount owed to you at maturity. In addition, in certain circumstances CGMI may be required to exercise judgments in its capacity as calculation agent. Such judgments could include, among other things:

•	determining whether a scheduled final valuation date is a disrupted day or whether a commodity hedging disruption event has occurred;

•	if a scheduled final valuation date is a disrupted day, determining whether to postpone that scheduled final valuation date;

•	if a scheduled final valuation date is a disrupted day and it is not postponed, determining the underlying settlement price on that day;

•	if a commodity hedging disruption event occurs, determining the early redemption amount;

•	if the relevant exchange discontinues trading in the underlying, selecting a successor underlying;

•	if the relevant exchange discontinues trading in the underlying or if the method of calculating the underlying settlement price is changed in a material respect, determining the underlying settlement price on the final valuation dates.

Any of these determinations made by CGMI, in its capacity as calculation agent, may adversely affect your return on the securities.

Citigroup Global Markets Holdings Inc.

■	The offering of the securities does not constitute a recommendation of the underlying by CGMI or its affiliates or by the placement agents or their affiliates. You should not take the offering of the securities as an expression of our views or the views of the placement agents or our or their respective affiliates regarding how the underlying will perform in the future or as a recommendation to invest in the underlying, including through an investment in the securities. As we and the placement agents are part of global financial institutions, our and their affiliates may, and often do, have positions that conflict with an investment in the securities, including short positions with respect to the underlying. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives and financial resources.

■	Our affiliates or the placement agents or their affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the underlying settlement price. CGMI and other of our affiliates or the placement agents or their affiliates may publish research from time to time relating to the underlying. Any research, opinions or recommendations provided by CGMI and other of our affiliates or the placement agents or their affiliates may influence the underlying settlement price, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates or the placement agents or their affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Investors should make their own independent investigation of the underlying and the merits of investing in the securities.

■	Hedging and trading activity by our affiliates could potentially affect the value of the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who in turn will likely take positions in the underlying or financial instruments related to the underlying. Our affiliates and the placement agents and/or their affiliates also trade the underlying and financial instruments related to the underlying on a regular basis as part of their general trading and other businesses. Any of these hedging or trading activities at or prior to the pricing date could increase the value of the underlying at the time of your initial investment and, as a result, the value that the underlying must attain on the final valuation dates before you would receive a positive return at maturity on the securities. Additionally, such hedging or trading activities on or near the final valuation dates could potentially affect the underlying settlement price on the final valuation dates and, therefore, adversely affect your payment at maturity.

■	The U.S. federal tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information About Brent Crude Oil Futures

Brent crude oil futures contracts trade on ICE Futures Europe. The “underlying settlement price” on any day is the official settlement price per barrel on ICE Futures Europe of the first nearby month futures contract for Brent crude oil (or if that day falls on the last trading day of such futures contract (all pursuant to the rules of ICE Futures Europe), then the second nearby month futures contract for Brent crude oil), stated in U.S. dollars, as made public by ICE Futures Europe and displayed on the Bloomberg Professional® service (“Bloomberg”) under the symbol “CO1” or “CO2,” as applicable (or on any successor page), on that day.

ICE Futures Europe is a London-based futures exchange, offering benchmark energy and emissions futures and options contracts cleared by ICE Clear Europe. ICE Futures Europe is supervised by the U.K. Financial Conduct Authority.

The Brent crude oil futures contract represents the right to receive a future delivery of 1,000 net barrels of Brent blend crude oil per unit and is quoted at a price that represents one barrel of Brent blend crude oil. The delivery point of crude oil underlying the contract is Sullom Voe, Scotland. The Brent crude oil futures contract is a deliverable contract based on an Exchange of Futures for Physical (“EFP”) delivery mechanism with an option to cash settle. This mechanism enables companies to take delivery of physical crude supplies through EFP or, alternatively and more commonly, open positions that can be cash settled at expiration against a physical price index. Trading in a given futures contract will cease at the end of the designated settlement period on the last business day of the second month preceding the relevant contract month (e.g., the futures contract that is settled in March will cease trading on the last business day of January). The official settlement price is determined by ICE Futures Europe based on the weighted average price of trades during a two minute settlement period from 19:28:00, London time.

Historical Information

The graph below shows the underlying settlement price for each day such price was available from January 2, 2014 to May 16, 2019. The table that follows shows the high, low and end-of-quarter underlying settlement price for each quarter in that same period. The underlying settlement price on May 16, 2019 was $72.62. We obtained the underlying settlement prices from Bloomberg L.P., without independent verification. You should not take the historical underlying settlement prices as an indication of future performance.

Brent Crude Oil Futures — Historical Underlying Settlement Prices January 2, 2014 to May 16, 2019

Citigroup Global Markets Holdings Inc.

Brent Crude Oil Futures (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2014
First Quarter	$93.08	$86.01	$91.77
Second Quarter	$99.27	$91.66	$98.41
Third Quarter	$99.40	$93.55	$93.55
Fourth Quarter	$94.53	$73.53	$77.31
2015
First Quarter	$77.69	$71.08	$71.98
Second Quarter	$76.00	$70.46	$72.47
Third Quarter	$55.78	$50.67	$55.23
Fourth Quarter	$94.53	$73.53	$77.31
2016
First Quarter	$54.18	$43.51	$50.80
Second Quarter	$58.25	$47.74	$56.97
Third Quarter	$58.07	$51.65	$56.87
Fourth Quarter	$58.87	$53.16	$57.91
2017
First Quarter	$58.37	$51.28	$53.41
Second Quarter	$55.99	$49.54	$52.21
Third Quarter	$55.78	$50.67	$55.23
Fourth Quarter	$62.03	$53.98	$62.02
2018
First Quarter	$65.29	$58.94	$64.87
Second Quarter	$76.11	$63.25	$75.70
Third Quarter	$80.94	$70.93	$80.94
Fourth Quarter	$84.48	$51.31	$54.31
2019
First Quarter	$68.50	$55.46	$68.39
Second Quarter (through May 16, 2019)	$74.57	$69.01	$72.62

Additional Terms of the Securities

General

The terms of the securities are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.

Postponement of a Final Valuation Date; Postponement of the Maturity Date

If any scheduled final valuation date is not a scheduled trading day, that final valuation date will be postponed to the next succeeding day that is a scheduled trading day. In addition, if any scheduled final valuation date is not a trading day or a market disruption event occurs or is continuing on any scheduled final valuation date (any such scheduled final valuation date, a “disrupted day”), the calculation agent may, but is not required to, postpone that final valuation date to the next succeeding trading day that is not a disrupted day. If any final valuation date is postponed so that it coincides with a subsequent scheduled final valuation date, each such subsequent final valuation date will be postponed to the next succeeding scheduled trading day (subject to further postponement for being a disrupted day). However, in no event will any scheduled final valuation date be postponed more than five trading days after that originally scheduled final valuation date as a result of a disrupted day occurring on that scheduled final valuation date or on an earlier scheduled final valuation date. If any final valuation date is a disrupted day and that final valuation date is not postponed, then the underlying settlement price on that final valuation date will be the calculation agent’s good faith estimate of the underlying settlement price on that final valuation date that would have prevailed but for that final valuation date being a disrupted day.

If the last final valuation date is postponed so that it falls fewer than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the last final valuation date as postponed. If the scheduled maturity date is not a business day, the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if made on the originally scheduled maturity date. No interest will be payable as a result of the delay in payment.

A “scheduled trading day” means a day, as determined by the calculation agent, on which the relevant exchange is scheduled to open for trading for its regular trading session.

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A “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange.

The “relevant exchange” means ICE Futures Europe or, if there is a successor underlying, the primary exchange or market of trading for the successor underlying.

A “market disruption event” means, as determined by the calculation agent:

▪	any material suspension, absence or limitation of trading in the underlying on the relevant exchange;

▪	any event that materially disrupts or impairs the ability of market participants to effect transactions in, or obtain market values for, the underlying;

▪	the underlying settlement price is a “limit price,” meaning that the underlying settlement price for a day has increased or decreased from the previous day’s underlying settlement price by the maximum amount permitted under the rules of the relevant exchange; or

▪	a failure by the relevant exchange or other price source to announce or publish the underlying settlement price.

Commodity Hedging Disruption Event

If, on any day during the term of the securities up to but excluding the first final valuation date, the calculation agent determines that a commodity hedging disruption event has occurred, we will have the right, but not the obligation, to redeem the securities, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”) on a redemption date of our election that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date. A commodity hedging disruption event need not be continuing on the early redemption notice date or on the redemption date. The amount due and payable on the securities upon such redemption will be equal to the early redemption amount determined as of the early redemption valuation date.

A “commodity hedging disruption event” means any event or condition following which we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the calculation agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the securities, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “hedge position”) or (ii) realize, recover or remit the proceeds of any such hedge position, in each case including (without limitation) if those hedge positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards that limit).

The “early redemption amount” will be the fair value of the securities determined by the calculation agent as of the early redemption valuation date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the securities and similar instruments, taking into account the commodity hedging disruption event that has occurred. In determining the early redemption amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner. The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the early redemption amount so long as it is in good faith and commercially reasonable. The early redemption amount may result in a significant loss on your securities. See “Summary Risk factors--If a commodity hedging disruption event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment” in this pricing supplement.

The “early redemption valuation date” is the early redemption notice date.

Under the terms of the securities, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a market disruption event or a commodity hedging disruption event has occurred; (ii) if a scheduled final valuation date is a disrupted day, determining whether to postpone that final valuation date; (iii) if a final valuation date is a disrupted day and that final valuation date is not postponed, determining the underlying settlement price on that day; and (iv) if a commodity hedging disruption event occurs, determining the early redemption amount. In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the securities.

Discontinuation of Trading of the Underlying on the Relevant Exchange; Alternative Method of Calculation

If the relevant exchange discontinues trading in the underlying, the calculation agent may, in its sole discretion, replace the underlying with another futures contract that references crude oil and that the calculation agent, in its sole discretion, determines to be substantially similar to the discontinued underlying (such replacement futures contract will be referred to herein as a “successor underlying”), and the underlying settlement price on each final valuation date will be determined by reference to the official settlement price of the successor underlying on the relevant exchange for the successor underlying on that day. In such event, the calculation agent will make such adjustments to any price of the underlying used for purposes of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor underlying, the calculation agent will cause written notice thereof to be promptly furnished to us and to the holders of the securities.

Citigroup Global Markets Holdings Inc.

If the relevant exchange discontinues trading in the underlying prior to, and that discontinuation is continuing on, a final valuation date, and the calculation agent determines, in its sole discretion, that no successor underlying is available at that time, or the calculation agent has previously selected a successor underlying and trading in the successor underlying is discontinued prior to, and that discontinuation is continuing on, a final valuation date, then the calculation agent will determine the underlying settlement price for that date in its sole discretion.

Notwithstanding these alternative arrangements, discontinuation of trading of the underlying on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the underlying settlement price is changed in a material respect by the relevant exchange, or if the reporting thereof is in any other way modified so that the underlying settlement price does not, in the opinion of the calculation agent, fairly represent the value of the underlying, the calculation agent will, at the close of business in New York City on each day on which the underlying settlement price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for the underlying. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the securities.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity, calculated as though all of the final valuation dates were the date of such acceleration.

In case of default in payment at maturity of the securities, no interest will accrue on such overdue payment either before or after the maturity date.

Calculation Agent

The calculation agent for the securities will be CGMI, an affiliate of Citigroup Global Markets Holdings Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc. and the holders of the securities. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Assumption by Citigroup” in the accompanying prospectus supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public, and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a person subject to the alternative minimum tax;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effect of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws

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(including the possibility of alternative treatments of the securities) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the securities should be treated as prepaid forward contracts for U.S. federal income tax purposes. By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, significant aspects of the treatment of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities. Unless otherwise indicated, the following discussion is based on the treatment of the securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Legislation enacted in 2017 modified the rules regarding the timing of income to be recognized by accrual method taxpayers. Under this legislation, if you are an accrual method taxpayer, notwithstanding the discussion below, you may be required to include income on a security no later than when the relevant item is taken into account as revenue in an applicable financial statement. You should consult your tax adviser concerning the application of these rules in your particular situation.

Tax Treatment Prior to Maturity. You should not be required to recognize income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange, or retirement (including early redemption) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Your tax basis in a security should generally equal the amount you paid to acquire it. The gain or loss should be long-term capital gain or loss if at the time of the taxable disposition you have held the security for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would generally be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of your method of tax accounting, for U.S. federal income tax purposes, you would generally be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, in each year that you held the securities, even though we are not required to make any payment with respect to the securities until retirement. In addition, any gain on the sale, exchange or retirement of the securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Citigroup Global Markets Holdings Inc.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

Sale, Exchange or Retirement of the Securities. You generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you, provided that income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. In this event, if you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments. Subject to the discussion under “FATCA” below, if all or any portion of a security were recharacterized as a debt instrument, any payment made to you with respect to the security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the security is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the securities are also possible. Moreover, as discussed above under “Tax Consequences to U.S. Holders – Possible Alternative Tax Treatments of an Investment in the Securities,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

Payment of the proceeds of a sale, exchange or other disposition (including retirement) of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.

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This legislation applies to certain financial instruments that are treated as paying U.S.-source interest, dividends or dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If required under FATCA, withholding applies to payments of FDAP income. While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as paying U.S.-source interest or dividends, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If the securities were recharacterized as debt instruments, the FATCA requirements would apply to the securities. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. If you are a Non-U.S. Holder, or a U.S. Holder holding securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the securities, including the availability of certain refunds or credits.

The preceding discussion, when read in conjunction with the section entitled “United States Federal Tax Considerations – Assumption by Citigroup” in the accompanying prospectus supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities. You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other

Citigroup Global Markets Holdings Inc.

basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $10.00 for each security sold in this offering.  J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the underlying settlement price and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Citigroup Global Markets Holdings Inc.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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